UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 30, 2002

BWAY Corporation
(Exact name of registrant as specified in its charter)

DELAWARE	1-12415	36-3624491
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8607 Roberts Drive, Suite 250 Atlanta, Georgia	30350-2230
(Address of principal executive offices)	(Zip Code)

(770) 645-4800
(Registrant’s telephone number)

BWAY CORPORATION
Form 8-K

Item 5.    Other Events.

On September 30, 2002, BWAY Corporation (the “Company”), BCO Holding Company (“Holding”), an affiliate of Kelso & Company, L.P., and BCO Acquisition, Inc., a wholly-owned subsidiary of Holding, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which each outstanding share of the Company’s common stock, with the exception of some of the shares owned by certain members of management and a director, will be acquired for $20.00 in cash (the “Transaction”). The Company’s Board of Directors has approved the Transaction based upon the unanimous recommendation of a Special Committee of disinterested directors. The Transaction is subject to approval by the Company’s stockholders, the availability of certain financing, and other customary conditions.

Jean-Pierre M. Ergas (BWAY’s Chairman and Chief Executive Officer), Warren J. Hayford (BWAY’s Vice-Chairman) and Mary Lou Hayford (a stockholder of the Company and spouse of Warren J. Hayford), have each entered into a Voting Agreement with Holding pursuant to which, among other things, they have agreed to vote their shares of BWAY common stock in favor of the approval of the Merger Agreement and the Transaction.

The preceding is qualified in its entirety by reference to the Merger Agreement and the individual Voting Agreements, copies of which are attached hereto as Exhibits 2.1 and 99.1 through 99.3, respectively, and which are incorporated herein by reference. A copy of the press release issued by BWAY Corporation announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.4.

Item 7.    Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit 2.1	Agreement and Plan of Merger by and among BCO Holding Company, BCO Acquisition, Inc. and BWAY Corporation dated as of September 30, 2002.

Exhibit 99.1	Voting Agreement by and among BCO Holding Company and Jean-Pierre Ergas dated as of September 30, 2002.

Exhibit 99.2	Voting Agreement by and among BCO Holding Company and Warren J. Hayford dated as of September 30, 2002.

Exhibit 99.3	Voting Agreement by and among BCO Holding Company and Mary Lou Hayford dated as of September 30, 2002.

Exhibit 99.4	Press Release, issued on October 1, 2002.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BWAY CORPORATION (Registrant)

Date: October 2, 2002	By:	/s/ KEVIN C. KERN
Kevin C. Kern Vice President of Administration and Chief Finncial Officer